Exhibit 99.1
BioMimetic Therapeutics, Inc. Provides
Updates on Clinical and Preclinical Activities
Company Receives Go Ahead from Health Canada to File GEM OS1 DLA
Franklin, Tenn. — March 7, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced highlights from its investor and analyst meeting which was held on Thursday, March 6 in San Francisco, CA in conjunction with the American Academy of Orthopedic Surgery (AAOS) and Orthopedic Research Society (ORS) annual meetings. The BioMimetic management team provided updates on the Company’s preclinical and clinical studies in the orthopedic space. BioMimetic also confirmed receipt of the second $15 Million payment associated with the divestiture of its dental business plus additional payment for inventory, which brings the Company’s cash position to nearly $100 million.
As previously reported, the Company has had ongoing discussions with Health Canada regarding the filing of the Device License Application (DLA) for GEM OS1 for use in the treatment of foot and ankle fusions. As a result of these discussions, Health Canada determined that it is not necessary to have a personal meeting with BioMimetic, as the Company had previously anticipated, and instructed the Company to proceed with the filing of the DLA. The Company is addressing comments provided by Health Canada and intends to file the DLA in the second quarter of 2008.
Further, the Company provided updates on enrollment in its U.S. and European pivotal clinical trials with GEM OS1 for the treatment of foot and ankle fusions. For the U.S. trial, which is a randomized controlled study comparing the use of GEM OS1 vs. autograft, (i.e. bone harvested from the same patient), 28 centers have received institutional review board (IRB) approval to enroll patients, and nearly a third of the patients (125) out of the proposed 396 subjects planned, have already been enrolled in the study. Based upon current enrollment rates, the Company expects to complete enrollment in the fall of 2008. For the study in the European Union, which is an open label study with all patients receiving GEM OS1 treatment, seven centers are qualified and available to enroll patients, with over half of the patients (65), out of a proposed total of 125 subjects, enrolled to date. The Company expects to complete enrollment in the fall of 2008.
“We are pleased to have completed our pre-filing discussions with Health Canada and will file the DLA for GEM OS1 as recommended,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “Our goal remains GEM OS1 product approval later this year in Canada. With this approval, the completion of enrollment in the United States and Europe also anticipated later this year and the additional revenues from the sale of GEM 21S to Luitpold, we are well on our way to worldwide commercialization of GEM OS1.”
In addition to the clinical updates, the Company reviewed preclinical data presented at the conferences including:

•	Painful fractures in the vertebral bodies of the spine are a significant complication of osteoporosis, a growing problem with the aging of society. The Company is advancing its GEM OS2 Injectable Bone Graft product candidate (rhPDGF-BB combined with a collagen/Beta-TCP matrix) for the local treatment of osteoporotic bones, including the spine, hip and other bones at risk of fracture. The Company presented data demonstrating that a single treatment with GEM OS2 injected into vertebral bodies of nonhuman primates stimulated significant new bone formation with no evidence of local or systemic toxicity. The formation of new bone, measured by quantitative computerized tomography (QCT), was seen at an initial time point of 12 weeks following treatment and was maintained through 36 weeks, which was the last time point in the study. These data strongly support the potential use of GEM OS2 for local bone augmentation in osteoporotic bones that are at risk of fracture, including the treatment of osteoporotic vertebral bodies for the prevention of vertebral compression fractures (VCF).

•	Fractures in diabetics tend to heal slower than in healthy patients. Using a diabetic rat model which mimics compromised fracture healing that is often seen in humans with diabetes, researchers demonstrated that treatment with GEM OS2 accelerated fracture repair as represented by: 1) increased cell proliferation at an early stage of tissue repair (four days post fracture), 2) increased mechanical strength at the fracture site (eight weeks post fracture) and 3) enhanced fracture remodeling as measured by histological assessments (12 weeks post fracture). Combined, the data demonstrate that treatment with rhPDGF-BB is able to enhance facture repair in a model of delayed healing.

•	Distraction osteogenesis (DO) is a surgical procedure designed to lengthen a long-bone of the skeleton, often required as a result of trauma to the individual bone. The use of this procedure is often limited, however, by the extensive length of time required to generate new bone to fill the bone defect that is created as a result of the procedure and the potential for secondary complications including infections at the defect site. The Company investigated treatment with rhPDGF-BB, combined with a collagen matrix (GEM OS2), to accelerate new bone formation in a rat model of DO. Injections of rhPDGF-BB directly into the distraction site were administered at weekly intervals during the distraction procedure. Following completion of the distraction process, the treated bones were analyzed for new bone formation. The results demonstrated that rhPDGF-BB treatment led to a significant acceleration in new bone formation and provided additional support for the use of rhPDGF-BB to enhance bone formation for the treatment of bony defects within the body.

•	Rotator cuff tears are often prone to slow, poor healing and a high rate of re-injury. Data were presented highlighting the combination of rhPDGF-BB with different matrices. These data suggest that rhPDGF-BB treatment led to improved healing as demonstrated by the stimulation of collagen and DNA synthesis and enhanced angiogenesis (new blood vessel formation) in rotator cuff models.
“With a total of nine presentations and/or posters, this was a very good week for BioMimetic. We are fortunate to be working with a group of strong orthopedic investigators doing high quality science. We are very encouraged by the reception of the orthopedic community to our research and product development initiatives,” continued Dr. Lynch. “Due to the broad spectrum of activity of rhPDGF, we believe that our multiple GEM product candidates will address a variety of musculoskeletal indications throughout the body.”
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s product and lead product candidates all combine recombinant human platelet derived growth factors (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.
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